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Exhibit (d)(3)

FORM OF
TENDER AND VOTING AGREEMENT

        THIS TENDER AND VOTING AGREEMENT (this "Agreement") is made and entered into as of April 8, 2008 by and between EMC Corporation, a Massachusetts corporation ("Parent"), and the undersigned stockholder (the "Stockholder") of Iomega Corporation, a Delaware corporation (the "Company").

RECITALS

        A.    Parent, Emerge Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for, among other things, (i) an offer by Merger Sub (the "Offer") to pay Three Dollars and Eighty-five Cents ($3.85) in cash (the "Offer Price") for each of the issued and outstanding shares of common stock, par value $0.03 1/3 per share, of the Company ("Company Common Stock"), and (ii) the merger of Merger Sub with and into the Company (the "Merger") pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

        B.    The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as is indicated on Schedule A of this Agreement.

        C.    As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder's capacity as such) has agreed to, enter into this Agreement and tender and vote the Shares as described herein.

        NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

        1.     Certain Definitions.    All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a)   "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated for any reason, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder's consent that (A) decreases the Offer Price or (B) materially and adversely affects the Stockholder.

          (b)   "Person" shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

          (c)   "Shares" shall mean (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

          (d)   "Transfer".    A Person shall be deemed to have effected a "Transfer" of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

        2.    Transfer of Shares.

        (a)   Transfer Restrictions.    Except as expressly contemplated by this Agreement in connection with the Offer, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected.

        (b)   Transfer of Voting Rights.    The Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

        3.    Agreement to Vote Shares.

        (a)   At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (solely in the Stockholder's capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

          (i)    in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

          (ii)   against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

          (iii)  against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

        (b)   In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

        (c)   The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

        4.     Agreement to Tender.    The Stockholder shall tender (and shall not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares, provided, however, that the Stockholder will not be obligated to (i) exercise any options to acquire Company Common Stock and (ii) solely with respect to the Shares identified on Schedule A, will not be obligated to tender such Shares pursuant to the Offer if such tender will subject the Stockholder to liability under Section 16 of the Exchange Act. No later than two (2) business days prior to the initial expiration date of the Offer, the Stockholder shall (i) deliver to the depositary designated in the Offer (A) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (B) certificates representing the Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Expiration Date, the Stockholder shall not tender the Shares into any exchange or tender offer commenced by a third party other than Parent, Merger Sub or any other subsidiary of Parent.

        5.     Agreement Not to Exercise Appraisal Rights.    The Stockholder shall not exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares that may arise with respect to the Merger.

        6.     Directors and Officers.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person's sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder's capacity as a stockholder of the Company).

        7.     Irrevocable Proxy.    Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

        8.     No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

        9.    Representations and Warranties of the Stockholder.

        (a)   Power; Binding Agreement.    The Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

        (b)   No Conflicts.    Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

        (c)   Ownership of Shares.    The Stockholder (i) is the beneficial owner of the shares of Company Common Stock indicated on Schedule A of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever ("Encumbrances") (except any Encumbrances arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on Schedule A of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, indicated on Schedule A of this Agreement.

        (d)   Absence of Litigation.    As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its or his properties or assets (including the Shares) that could reasonably be expected to impair the ability of the Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        (e)   No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

        (f)    Reliance by Parent.    The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

        10.    No Solicitation; Notification.

        (a)   No Solicitation.    The Stockholder understands and acknowledges the obligations of the Company under Section 8.3(a) of the Merger Agreement and agrees that the Stockholder (solely in the Stockholder's capacity as such) shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by the Stockholder to, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 8.3(a) of the Merger Agreement.

        (b)   Notice of Certain Events.    The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

        11.   Disclosure.    The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

        12.   Consents and Waivers.    The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

        13.   Street Name Shares.    The Stockholder agrees to deliver a letter to each financial intermediary or other Person through which the Stockholder holds Shares that informs such Person of the Stockholder's obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of Parent.

        14.   Further Assurances.    Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder's obligations under this Agreement.

        15.   Legending of Shares.    If so requested by Parent, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

        16.   Termination.    This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

        17.    Miscellaneous.

        (a)   Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

        (b)   Amendments; Waiver.    This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

        (c)   Specific Performance.    The parties hereto agree that irreparable damage would occur to Parent in the event that the provisions contained in this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        (d)   Notices.    All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

  if to Parent:

  EMC Corporation
  176 South Street
  Hopkinton, MA 01748
  Attention: Office of the General Counsel
  Facsimile: (508) 497-6915

  if to the Stockholder:

        All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

        (e)   No Waiver.    The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party's right to exercise any such or other right, power or remedy or to demand such compliance.

        (f)    Third Party Beneficiaries.    Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.

        (g)   Governing Law.    This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof); provided, however, that the Proxy shall be governed by the DGCL.

        (h)   Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

        (i)    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        (j)    Entire Agreement.    This Agreement and the documents and instruments and other agreements between the parties hereto as contemplated by or referred to herein, and other Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (k)   Severability.    In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties' rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties' intentions to the greatest lawful extent under this Agreement.

        (l)    Interpretation.

          (i)    Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          (ii)   The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

        (m)  Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

        (n)   Counterparts.    This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

        (o)   Facsimile.    The delivery of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EMC CORPORATION	STOCKHOLDER:

By:	By:

Name:	Name:

Title:	Title:

Schedule A

Shares Beneficially Owned

                         shares of Company Common Stock

                         shares of Company Common Stock issuable upon exercise of outstanding options or warrants

**** TENDER AND VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of Iomega Corporation, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of EMC Corporation, a Massachusetts corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

        This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Tender and Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the "Tender and Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), among Parent, Emerge Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Merger Agreement provides for, among other things, (i) an offer by Merger Sub to pay Three Dollars and Eighty-five Cents ($3.85) in cash (the "Offer Price") for each of the issued and outstanding shares of common stock, par value $0.03 1/3 per share, of the Company ("Company Common Stock") and (ii) the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

        As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated for any reason, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder's consent that (A) decreases the Offer Price or (B) materially and adversely affects the Stockholder.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

        The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

        This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: April 8, 2008	STOCKHOLDER:

By:

Name:

Title:

***** IRREVOCABLE PROXY ****

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  Exhibit (d)(3)